WILLIAMS INDUSTRIES, INCORPORATED
                       8624 J.D. Reading Drive
                       Manassas, Virginia 20109

             NOTICE OF ANNUAL MEETING TO SHAREHOLDERS
                   To Be Held November 8, 2003

To the Shareholders of
Williams Industries, Incorporated:

The Annual Meeting of the Shareholders of Williams Industries, Incorporated will be held at the Ernst Community Center of Northern Virginia Community College, 8333 Little River Turnpike, Fairfax, Virginia, (Route 236 at the intersection of Wakefield Chapel Road, just west of the Intersection of Interstate 495 and Route 236) at 10:00 A.M. on November 8, 2003 for the following purposes:

(1) To elect seven directors to serve until the next Annual Meeting or until their successors are elected and qualified.

(2)  To approve adoption of an Equity Compensation Plan for directors.

(3) To transact such other business as may properly come before the Annual Meeting and any adjournments thereof.

Only shareholders of record at the close of business on September 19, 2003 are entitled to notice of the Annual Meeting and to vote at the Annual Meeting. A list of such shareholders of record will be available at the Company's executive offices for inspection by shareholders for a period of at least ten days prior to the Annual Meeting. You are urged to execute the enclosed proxy and return it in the accompanying envelope at your earliest convenience. Such action will not affect your right to vote in person should you find it possible to attend the meeting.



                              By Order of the Board of Directors

                              /s/ Marianne V. Pastor, Secretary
                              Marianne V. Pastor
                              Secretary

                     WILLIAMS INDUSTRIES, INCORPORATED
                          8624 J. D. Reading Drive
                          Manassas, Virginia 20109

ANNUAL MEETING OF SHAREHOLDERS
To be Held November 8, 2003

PROXY STATEMENT

     This proxy statement is furnished in connection with the solicitation of proxies to be used at the Annual Meeting of Shareholders of Williams Industries, Incorporated (the "Company"), to be held at the Ernst Community Center of Northern Virginia Community College, 8333 Little River Turnpike, Fairfax, Virginia, (Route 236 at the intersection of Wakefield Chapel Road, just west of the intersection of Interstate 495 and Route 236) at 10:00 A.M. on Saturday, November 8, 2003, and at all adjournments thereof. It is anticipated that this proxy material will be mailed to shareholders on or about October 7, 2003.

     The solicitation of the proxy accompanying this statement is being made by the management of the Company, and the cost of solicitation will be borne by the Company. The solicitation may be made by mail, telephone or oral communication with shareholders. The Annual Report to Shareholders for the Fiscal Year ended July 31, 2003 accompanies this proxy statement. Additional copies of the Annual Report may be obtained by writing to the Secretary of the Company at P.O. Box 1770, Manassas, Virginia 20108. The financial statements for the period ending July 31, 2003, included in the Annual Report to Shareholders, were audited by Aronson and Company, the Company's current independent certified public accountants. It is anticipated that representatives of Aronson and Company will be present at the Annual Meeting and will be given the opportunity to make a statement and respond to questions.

     A proxy for use at the Annual Meeting is enclosed. Any shareholder who executes and delivers such proxy has the right to revoke it at any time before it is exercised, by filing with the Secretary of the Company either an instrument revoking it or a duly executed proxy bearing a later date. In addition, the powers of the proxy holder will be suspended if the person executing the proxy is present at the meeting and elects to vote in person.

     The only outstanding voting security of the Company is its Common Stock, $.10 par value, of which there were issued and outstanding 3,586,880 shares on September 19, 2003, which is the record date for the purpose of determining the shareholders entitled to notice of and to vote at the Annual
Meeting.   With the possible exception of the election of directors, each holder of Common Stock will be entitled to one vote, in person or by proxy, for each share of Common Stock outstanding in the shareholder's name on the books of the Company as of the record date. While the Company's Articles of Incorporation provide for cumulative voting in an election of directors, the Virginia Code provides that shares otherwise entitled to vote cumulatively not be voted cumulatively at a particular meeting unless the meeting notice or proxy statement states conspicuously that cumulative voting is authorized; or unless a shareholder gives notice to the secretary of the corporation not less than 48 hours before the time set for the meeting of his intent to
cumulate his votes during the meeting.   Cumulative voting means that the
shareholders are entitled to multiply the number of votes they are entitled to cast by the number of directors for whom they are entitled to vote and cast the product for a single candidate or distribute the product among two or more candidates. If one shareholder gives his notice, all other shareholders are entitled to cumulate their vote. The Company does not intend that there be cumulative voting at the meeting, but in the event cumulative voting should be instituted by a shareholder, the Company's proxy holders will use their discretion in voting any unmarked proxies. All marked proxies will be voted for nominees as directed in the proxy, but marked proxies may not authorize voting more than one vote per nominee.


                  PROPOSAL I - ELECTION OF DIRECTORS
Nominees

     The Board of Directors has fixed the number of directors to be elected at the Annual Meeting at seven, each to hold office until the next Annual Meeting and until the director's successor shall be elected and qualified. The Company has no standing nominating committee; the Board of Directors chooses management's nominees.

     The Company's transfer agent will be appointed to tabulate shares present, in person or by proxy, and to tabulate votes. Abstentions will be counted as present at the meeting and will be recorded as abstentions. They will not be recorded as votes either for or against the nominees. So long as a quorum (a majority of the outstanding shares) is present, directors will be elected by plurality vote; i.e., the seven nominees receiving the most votes will be elected. Thus, neither a vote against nor an abstention will have any effect on the outcome of the election of directors; only votes for a nominee will have any such effect. Generally, shares held of record by a broker or other nominee for the benefit of a beneficial owner may only be voted by that broker or nominee, and if the broker or nominee does not vote the shares, the shares will not be tabulated as present or voting at the meeting. However, as provided by Virginia law, the Company may, but is not required to, accept the vote of a beneficial owner upon presentation of evidence acceptable to the Company that the voter is indeed the beneficial owner of the shares. The following table sets forth information concerning the nominees:

Nominees

Name                         Age   Position with the Company      Elected

Frank E. Williams, III (1)    44   President, Chairman of the     1991 (2)
                                   Board, Chief Financial Officer
Frank E. Williams, Jr. (l)(2) 69   None                           1970
R. Bentley Offutt (3)(4)      65   None                           1994
Stephen N. Ashman (3)(4)      55   None                           1998
William J. Sim   (2)(3)       58   None                           1998
Thomas C. Mitchell (4)        64   None                           2002
John A. Yerrick (5)           63   Nominee


(1) Frank E. Williams, Jr. may be considered a "control person" of the Company, as the term control is defined by the rules of the Securities and Exchange Commission. Mr. Williams, III is the son of Mr. Williams, Jr.

(2) Member of standing Executive Committee. This committee, which acts on behalf of the Board in situations where Board action is necessary but not obtainable on short notice and if such action is authorized by applicable law, met five times during the year and also met as a "committee of the whole" with other board members present either in person or by conference call twice during the year.

(3) Member of standing Audit Committee. Mr. Ashman is chairman of this committee. This committee, which met four times during the past fiscal year, consults with and authorizes the engagement of the Company's independent auditors and provides recommendations to the Board concerning the Company's accounting procedures.

(4) Member of standing Compensation Committee. Mr. Offutt is chairman of this committee, which met two times during the last fiscal year, sets the compensation for the President and establishes guidelines, to be implemented within the President's discretion, for the compensation of other officers.

(5) The Company's Board of Directors, acting within the authority granted it in the Company's By-Laws, have increased by one the number of directors to be elected this year. Mr. Yerrick is the nominee to fill this new seat. Because of his prior associations with the company, Mr. Yerrick will not be considered as an independent director. Mr. Williams, III, and Mr. Williams, Jr., are also not considered to be independent. The board's remaining four directors meet the SEC requirements as independent directors.


The Nominees have had the following principal occupations or employment for at least the past five years:

Mr. Williams, III has held the position of Chairman of the Board and President since November 1994. On September 8, 1994, he was elected Chief Financial Officer. He was elected as a vice president of the Corporation in 1991. For more than five years prior thereto he was an officer of various Company subsidiaries and remains an officer and/or director of several subsidiaries.

Mr. Williams, Jr., until November 1994, was the Chairman of the Board and President of Williams Industries, Inc. He is a founder and Chairman of Bosworth Steel Erectors, Inc., formerly known as the Williams and Beasley Company; the Chairman of the Board of Williams Enterprises of Georgia, Inc.; and the principal owner of Structural Concrete Products, LLC; all organizations that are not otherwise affiliated with Williams Industries, Inc.

Mr. Offutt is the founder and president of Offutt Securities, Inc., a Baltimore investment research firm specializing in high growth companies with market capitalizations in a range of $60 million to $1 billion. Mr. Offutt has worked in institutional research for more than 25 years.

Mr. Ashman is a principal with SAS advisors, an area consulting firm. Effective August 2002, he was elected Chairman of the Board of Directors of Capital Bank, N.A., and its holding company. Mr. Ashman is also on the board of directors of Prudent Capital, a mezzanine fund in Washington, D.C., and NextGen Capital, a venture capital fund in Fairfax, VA. He is active in a number of community organizations and is a board member of five community groups.

Mr. Sim is the President and Chief Operating Officer of Potomac Electric Power Company (PEPCO) of Washington, D. C., a position he assumed on August
1, 2002.   Prior to that time, he was Senior Vice President for Power
Delivery for PEPCO. Mr. Sim is also active in a number of business and civic organizations, as well as being a registered professional engineer. He is on the board of directors of the Washington Building Congress, a regional construction-industry association, and is also on the Board of Visitors of the A. James Clark School of Engineering at the University of Maryland.

Mr. Mitchell currently is the president and CEO of Delmarva Real Estate
Management Group.   He previously was the president and owner of Davenport
Insulation Group.   Prior to that time, he was the president of a subsidiary
of Washington Gas Light Company.   Mr. Mitchell is active in a number of
Maryland civic organizations and is a licensed real estate broker.

Mr. Yerrick is a self-employed consultant, a position he has held since June 2002. Prior to that time, he was a senior audit partner in the international accounting firm of Deloitte & Touche. During his 39 years with the firm, Mr. Yerrick held a variety of positions including Partner-in-Charge of Audit for the Washington, DC practice, Managing Partner for the Baltimore practice and most recently Deputy Professional Practice Director for the Washington, DC/Baltimore practice. He is presently serving on the board of a privately held company, and serves on the annual benefit committee of Catholic Charities of the Archdiocese of Washington and the finance committee of Rockville Arts Place, a nonprofit organization promoting art in Montgomery County Maryland.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE
                                   "FOR"
        THE ELECTION OF DIRECTORS OF THE NOMINEES NAMED ABOVE


Further Information Concerning the Board of Directors

     During the past fiscal year, the Board of Directors held five regular meetings. All directors attended more than 75% of the board meetings during the fiscal year. Numerous committee meetings, involving individual directors in different capacities, were also held.


Executive Officers

     The executive officers of the Company serve at the discretion of the Board and presently include: Frank E. Williams, III, Chairman of the Board, Chief Executive Officer, and Chief Financial Officer.


Compliance with Section 16 of the Securities Exchange Act of 1934, as amended

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers and holders of 10% or more of the Company's Common Stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of equity securities of the Company. The Company believes that all reports required pursuant to Section 16(a) with respect to the 2003 fiscal year were filed in a timely fashion, except that options granted to employees were reported on Forms 5 filed 9/15/03 rather than on Forms 4 on 2/11/03.


Corporate Governance and Other Matters

     The Board of Directors selects the nominees for directors. The Company's by-laws also permit shareholders eligible to vote at the Annual Meeting to make nominations for directors, through written notice no later than 60 days prior to the date of the anniversary of the immediately preceding annual meeting, to the Secretary of the Company. The by-laws also permit shareholders to propose other business to be brought before an annual meeting, provided that such proposals are made pursuant to the same timely notice in writing to the Secretary of the Company. No such nominations or proposals have been received in connection with the Annual Meeting.


                         BENEFICIAL OWNERSHIP OF SHARES

     The following table sets forth information regarding ownership, as of September 19, 2003 of the Common Stock of the Company by: (1) each person known by the Company to own beneficially more than 5 percent of the Common Stock; (2) each director; (3) each nominee for director; and (4) all officers and directors as a group. Except as noted, the persons listed possess all ownership rights attached to the shares opposite their name, including the right to vote and dispose of the shares.


Directors:

Beneficial Owner           Number of Shares          Percentage of Class

Frank E. Williams, Jr.       1,610,233 (l)(3)            42.86  (1)
Frank E. Williams, III       1,104,299 (2)(3)            29.39  (2)
R. Bentley Offutt               20,463 (3)                0.54
Stephen N. Ashman               26,963 (3)                0.72
William J. Sim                  26,963 (3)                0.72
Thomas C. Mitchell               6,437 (3)                0.17
John A. Yerrick                      0
Officers and Directors as
   a group (11 persons)      1,779,533 (3) (4)           47.36%


(1) Includes 158,705 shares owned by his wife, as to which Mr. Williams, Jr. disclaims beneficial ownership; 986,346 shares owned or controlled by the Williams Family Limited Partnership of which the Williams Family Corporation (of which Mr. Williams, Jr. is the President and controlling person) is the General Partner; 75,900 shares from the estate of F. Everett Williams of which Mr. Williams, Jr. is executor; 3,000 shares as trustee for a minor child; and 1,000 shares held by the Williams Family Foundation, a charitable organization exempt under Section 501(c)(3) of the Internal Revenue code of 1986. The Foundation's purpose is to use and apply its income and principal assets exclusively for charitable, scientific, literary, and educational purposes. Mr. Williams, Jr. is a trustee of the Foundation and votes the stock. The business address of Mr. Williams, Jr. is 2789-B Hartland Road, Falls Church, Virginia 22043.

(2) Includes 986,346 shares owned or controlled by the Williams Family Limited Partnership, duplicative of the shares listed for Mr. Williams, Jr., but included here because Mr. Williams, III, has a beneficial interest in these shares; 304 shares owned by his wife to which Mr. Williams, III, disclaims beneficial interest, and 3,000 shares held in trust for his minor child. Mr. Williams, III, is also a trustee of the Williams Family Foundation.

(3) Includes options granted to directors.

(4) Includes 21,321 shares owned directly by H. Arthur Williams, the son of Mr. Frank E. Williams, Jr., and the brother of Mr. Frank E. Williams, III. Mr. H. Arthur Williams is a Vice President of Williams Industries and he also has a beneficial interest in the Williams Family Limited Partnership. These shares are described in Items 1 and 2 of the preceding table.

Based on research of records of the Securities and Exchange Commission and on information from the Nasdaq National Market reports, the Company believes that there are no additional holders with more than a five percent position in the Company's stock at this time.


             EXECUTIVE OFFICERS AND DIRECTORS COMPENSATION

General
-------

The following table sets forth the total annual compensation paid or accrued by the Company to or for the account of Mr. Frank E. Williams, III, the Company's Chief Executive Officer. Mr. Williams, III, has no employment contracts, termination of employment or change-in-control arrangements, pension plans, options (other than those disclosed herein) or any long term incentive arrangements with the Company. Mr. Williams, III, as do other eligible employees, participates in the Company's 401(k) plan, which provides for Company contributions.


                        SUMMARY COMPENSATION TABLE

                            Annual Compensation
                        --------------------------

Name and               Year             Annual  Compensation
Principal Position     ----  ---------------------------------------------
-------------------           Salary     Other       Bonus      Long-Term
                             --------  ----------  -----------  ----------
Frank E.               2003  $148,511  $ 8,840(1)  $108,000(2)  $ 9,930(3)
Williams, III          2002  $141,683  $ 6,850(1)  $120,880(4)  $22,440(5)
Chief Executive        2001  $136,223  $10,490(1)   $43,480(6)  $10,710(7)
Officer

(1)  Includes car allowance and directors' meeting fees
(2) Mr. Williams, III, was paid $78,000 for prior years accrued bonus and was granted $30,000 for Fiscal 2002, for which he has not been paid.
(3) Mr. Williams, III, was granted options for 3,000 shares of Williams Industries' stock at $3.91 per share.
(4) Mr. Williams, III, was paid $43,480 for prior years accrued bonus and was granted $77,400 bonus for Fiscal 2001, for which he has not been paid.
(5) Mr. Williams, III, was granted options for 4,000 shares of Williams Industries' stock at $5.61 per share.
(6)  Paid in Fiscal 2002
(7) Mr. Williams, III, was granted options for 3,500 shares of Williams Industries' stock at $3.06 per share.

In addition to the above, on July 12, 2003 during a regularly scheduled meeting of the Board of Directors of the Company, upon motion of Mr. Stephen Ashman, chairman of the Audit Committee, and seconded by Mr. Thomas Mitchell, the independent directors of the Company voted to compensate Mr. Williams, III, in the amount of $50,000 for agreeing to provide his personal guaranty on a Company bond for the Woodrow Wilson Bridge project. This compensation, which has not yet commenced, will be paid over the life of the Woodrow Wilson Bridge contract, proportional to the payments received by the Company divided by the contract price.

Directors' Fees

     The Company's "outside" directors are compensated $650 per month for serving as directors; $250 per meeting attended in person; $100 per telephone meeting; $200 per committee meeting attended; and a stock grant of restricted stock equal to $600 per month to be calculated monthly using the current share price at the end of the month with the shares to be accumulated and
transferred once a year in January.   The Chairman of the Audit Committee
receives an additional stipend of $500 per month and other committee chairs
receive $50 per month.   Mr. Williams, III, is considered to be an "insider"
and does not receive the compensation previously noted. All directors are reimbursed traveling expenses incurred in connection with meetings, with five such meetings normally being held each year.

     The Company also issues options to non-employee directors on an annual basis. The options and shares issued upon exercise of these options are
issued pursuant to Rule 144 of the 1933 Securities Act.   Each non-employee
director received 3,000 options at $3.55 for 2003.

        PROPOSAL II - TO APPROVE DIRECTOR'S EQUITY COMPENSATION PLAN

     In 1996 the Company's shareholders approved an Incentive Compensation Plan that provides various types of incentive compensation that may be awarded to employees by the Compensation Committee. This Plan excludes participation by directors who are not employees. The proxy soliciting material used in obtaining approval of the Plan noted this exclusion, but also noted that non-employee directors might be granted bonus shares of Common Stock outside of the Plan. On August 1, 2000 the Company began an arrangement under which the non-employee directors receive shares of Common Stock equal to $600 per month, calculated monthly using the market price at the end of the month, with the shares accumulated and transferred once a year in January. In addition, in May 1998 each of the four non-employee directors received options for 3,000 shares, exercisable at 2.75 per share for five years; in January 1999 the two new board members each received options for 5,000 shares and the remaining three non-employee directors each received options for 2,500 shares at $2.75; in January 2000 each of the five non-employee directors received options for 2,500 shares at $3.34; in January 2001 each received 2,500 at $2.78; in January 2002 each received 2,500 at $4.50; and each non-employee director received 3,000 options at $3.55 for 2003. All of these options were for a period of five years.

     Effective June 30, 2003, NASDAQ, the market system upon which the Company's shares are traded, adopted an amendment to NASD Rule 4350(i)(1)(A) which effectively requires that shareholders approve such arrangements in the future. Consequently, we are seeking shareholder approval of the equity compensation plan for non-employee directors as summarized below. The affirmative vote of a majority of the shares of Common Stock present in person or by proxy at the meeting is required to approve the Plan. The Board of Directors unanimously recommends a vote for approval of the Plan.

1. Shares Reserved. 100,000 shares of Common Stock are reserved for issue under the Plan. If an award lapses or the participant's rights with respect to such otherwise terminate, any shares subject to such award will again be available for future awards under the Plan.

2.  Administration.    All grants under the Plan will be determined by the
Compensation Committee of the Company's Board of Directors (the "Compensation Committee").

 3. Eligibility. An award may be granted to any director who is not an employee of the Company. Directors who are employees may receive equity awards under the Company's 1996 Incentive Compensation Plan, but not under this Plan.

4. Awards. Under the Plan, the following types of awards may be granted. No consideration will be paid by the participant on account of any grant.

     * Restricted Stock. The Compensation Committee may grant annual awards of shares of Common Stock bearing restrictions ("Restricted Stock") prohibiting a transfer of the Restricted Stock for a period of time (except for certain transfers by operation of the law not at the volition of the participant). The Compensation Committee will establish the number of shares to be granted to each non-employee director and the terms and conditions of each grant. However, the fair market value of the number of shares issued to any director in any year cannot exceed $15,000 and the non-transferability period must be at least six months. On completion of the non-transferability period the restrictions will expire. The grant of Restricted Stock will not result in Federal taxable income to a participant or a tax deduction to the Company. When the restrictions expire, a participant will realize ordinary taxable income in an amount equal to the fair market value of the stock at the time the restrictions expire, and the Company will be entitled to a corresponding deduction.

    * Options. The Compensation Committee may grant options to purchase shares of Common Stock. The exercise price and expiration date of the options will be determined at the discretion of the Compensation Committee, except that the exercise price must be at least 50% of the fair market value of the stock at the date of grant, the expiration date must be no later than 10 years after date of grant, and the exercise price and expiration dates cannot be changed after the date of grant. These options will be non-qualified options not entitled to favorable Federal tax treatment under the Internal Revenue Code. The grant of an option will not result in taxable income to the participant or a tax deduction for the Company, however upon exercise of an option the participant will recognize compensation taxable as ordinary income in an amount equal to the difference between the exercise price and the fair market value of the stock on the date of exercise, and the Company will be entitled to a corresponding deduction.

5. Accounting Effect. Accounting principles will require that restricted share awards be charged against earnings on a pro-rata basis over the restrictions period and will be based on the value of the stock at the date of grant. Options will not be charged against earnings.

6. Amendment of Plan. The Plan may be amended by the Compensation Committee to correct typographical errors, to clarify ambiguities and to make other such editorial changes. However, except by shareholder approval, the Plan may not be amended: (1) to change the expiration date of the Plan; (2) to increase the number of shares to be issued under the Plan (other than to reflect a reorganization, stock split, merger, spin-off or similar transaction); (3) to decrease the exercise price or change the expiration date of outstanding options; (4) to increase the value of restricted stock which may be issued to any participant; (5) to expand the class of participants in the Plan; (6) to expand the types of options or award under the Plan; or (7) to make any other amendment which materially changes the terms of the Plan.

6. Expiration Date. The Plan will expire 10 years after its approval by shareholders.


                    Compensation Committee Report

Pursuant to rules adopted by the Securities and Exchange Commission designed to enhance disclosure of public companies' policies toward executive compensation, set forth below is a report submitted by the Company's Compensation Committee (the Committee) addressing the Company's compensation policies with respect to executive officers.

The Compensation Committee consisted of R. Bentley Offutt, Chairman, Stephen N. Ashman and Thomas C. Mitchell. The Compensation Committee is responsible for establishing and administering the policies that govern annual compensation, bonuses, stock options and all other forms of compensation for corporate executive officers. In November of each year, salaries are discussed in committee, changes are recommended to the Board, and voted on by the Board for the forthcoming calendar year.

The Committee structures executive compensation in a manner designed to provide competitive levels of compensation and to assist the Company in attracting and retaining qualified executives. Compensation is a direct result of the company's performance and therefore can be said to be performance driven. The Committee calculates executive compensation, including bonuses, with a specific formula based on the Company's results. Certain thresholds have to be achieved prior to the authorization for any bonus. The Committee is generally familiar with executive compensation paid in the Washington, D.C. metropolitan area, but has not made a detailed comparison of the Company's executive compensation as compared to other companies in the area or the industry. The Committee recommends executive compensation to the full Board of Directors, which considers substantially the same factors as the Committee in determining whether to approve its recommendations.


/s/ R. Bentley Offutt, Chairman
/s/ Stephen N. Ashman
/s/ Thomas C. Mitchell


      Compensation Committee Interlocks and Insider Participation

Mr. Williams, III is a director and the Chief Executive Officer of the Company. Mr. H. Arthur Williams, the president of a Company subsidiary, is the brother of Mr. Williams, III, and the son of Mr. Frank E. Williams, Jr., a Company director. The Williams family is considered to be a "control group" of the Company, as the term control is defined by the Securities and Exchange Commission.


                         Certain Transactions

Mr. Frank E. Williams, Jr., who owns or controls approximately 40% of the Company's stock at July 31, 2003, and is a director of the Company, also owns controlling interests in the outstanding stock of Williams Enterprises of Georgia, Inc., and Structural Concrete Products, LLC. Additionally, Mr. Williams, Jr. owns a substantial interest in Bosworth Steel Erectors, Inc. (formerly Williams and Beasley Company). Revenue earned and costs incurred with these entities during the three years ended July 31, 2003, 2002 and 2001 are reflected below. In addition, amounts receivable and payable to these entities at July 31, 2003 and 2002 are also reflected below.

(in thousands)                       2003        2002       2001
                                    ------      ------     ------
Revenues                            $2,442      $2,681     $1,630

Billings to entities                $1,293      $2,931     $1,681

Cost incurred from                  $1,478      $2,007     $  498


                              Balance at July 31,

                                     2003        2002
                                    ------      ------
Accounts Receivable                 $1,680      $1,410

Accounts Payable                    $  303      $  247


     In July 2003, the Company purchased a 30-ton overhead crane from Mr. Williams, Jr. for approximately $28,000. The purchase was reviewed and approved by the Audit Committee of the Company's Board of Directors prior to finalizing the payment.

     Mr. Williams, Jr. is a former director of Concrete Structures, Inc.
(CSI), a former subsidiary of the Company, which was operating under the supervision of the U.S. Bankruptcy Court for the Eastern District of Virginia, Richmond Division. During the year ended July 31, 2001, the Company agreed to accept approximately $130,000 as full and final payment on a note receivable from CSI. Since the note was fully reserved, this amount was recognized as Other Income during the year ended July 31, 2001.

     The Company is obligated to the estate of F. Everett Williams, a former director of the Company, for a Demand Note Payable of approximately $88,000. The note, at 10% simple interest, is not secured. The Company recognized interest expense for the three years ended July 31, 2003, 2002 and 2001 as follows:

(in thousands)                       2003        2002        2001
                                    ------      ------     ------
Interest Expense                     $ 9         $ 9         $ 9

                              Balance at July 21,

                                     2003        2002       2001
                                    ------      ------     ------
Note Payable                         $ 88        $ 88       $ 88
Accrued interest payable             $ 64        $ 55       $ 46

     The Company is obligated to the Williams Family Limited Partnership under a lease agreement for real property with an option to purchase. The partnership is controlled by individuals who own, directly or indirectly, approximately 43% of the Company. The lease, which has an original term of five years and an extension option for five years, commenced February 15, 2000. The Company recognized lease expense for the three years ended July 31, 2003, 2002 and 2001 as follows:

(in thousands)                       2003        2002       2001
                                    ------      ------     ------
Lease Expense                        $ 56        $ 61       $ 84


     During the year ended July 31, 2002, the Company entered into an agreement with Alabama Structural Products (ASP), Inc., a subsidiary of a company owned by Frank E. Williams, Jr., a Director of the Company, to lease a 21,000 square foot building in Gadsden, Alabama for the expansion of S.I.P., Inc. of Delaware. The lease payment is $2,500 per month. Additionally, the Company has a labor reimbursement agreement with ASP to provide labor to operate the Gadsden plant.


                     REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors is composed of three outside directors. The committee's Chairman, Stephen N. Ashman, an independent director, is a Certified Public Accountant who serves as the Audit Committee's financial expert. The Audit Committee's primary function is to oversee the Company's system of internal controls, financial reporting practices and audits to determine that their quality, integrity and objectivity are sufficient to protect stockholder interests. Each member of the Committee is an independent director as defined by the National
Association of Securities Dealers (NASD) rules.   The committee has adopted a
writer charter, which has been approved by the Board of Directors, and which is set forth in Appendix A of this Proxy Statement.

The Audit Committee, either in person or by conference call, met four times during Fiscal 2003 to review the overall audit scope, plans and results of the independent auditors, the Company's internal controls, emerging accounting issues, expenses, and audit fees. The Committee met separately without management present and with the independent auditors to discuss the
audit.   The Committee reviewed the Company's annual financial statements
prior to issuance.   Audit Committee findings are reported to the full Board
of Directors.

Aronson and Company, the Company's independent auditor for 2003, is responsible for expressing an opinion on the conformity of the Company's audited financial statements with generally accepted accounting principles. The Committee has discussed with Aronson and Company the matters that are required to be discussed by the Statement on Auditing Standards No. 61
(Communication with Audit Committees).   Aronson and Company has provided to
the Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Committee discussed with Aronson and Company that firm's
independence.   The Committee is satisfied that Aronson and Company does not currently provide any non-audit services to the company.

The Audit Committee is satisfied that the internal control system is adequate and that the Company employs appropriate accounting and auditing procedures. Based on these considerations, the Committee recommended to the Board of Directors that the audited financial statements be included in the Company's
Annual Report on Form 10-K for 2003   The foregoing report is provided by the
following independent directors, who constitute the Audit Committee:


/s/ Stephen N. Ashman, Chairman
/s/ R. Bentley Offutt
/s/ William J. Sim



INDEPENDENT AUDITORS

     Aronson and Company served as the Company's independent certified public accountants during the year ended July 31, 2003 and performed the audit for that year. In order to assure that the Company's audit fees are competitive and consistent with necessary services, the Company's audit committee reviews proposals from independent certified public accounting firms, including Aronson and Company, seeking to serve as the Company's independent auditors. Representatives of Aronson and Company are expected to be present at the Annual Meeting, will have the opportunity to make a statement and to respond to appropriate questions from stockholders.

Audit Fees.   The aggregate fees to be paid to Aronson and Company for
professional services rendered for the audit of the Company's annual financial statements for the fiscal year ended July 31, 2003 (the "2003 fiscal year") and the reviews of the financial statements included in the Company's Form 10-Q's for the 2003 fiscal year will total approximately
$95,000.   This fee includes payment for Aronson and Company's audit of the company's employee benefit plans.

Financial Information Systems Design and Implementation Fees.   There were no
fees billed for professional services related to financial information systems design and implementation by Aronson and Company for the 2003 fiscal year.

All Other Fees.   The total aggregate fees that will be billed for services
rendered by Aronson and Company, including statutory audits and other regulatory compliance reporting, including the $95,000 shown in the prior item in this section, will be $117,000.


                              OTHER MATTERS

     No business other than that set forth above is expected to come before the Annual Meeting or any adjournment thereof. Should other business properly come before the meeting or any adjournment thereof, the proxy holders will vote upon the same, according to their discretion and best judgment.


                         COMMON STOCK PERFORMANCE

     The following chart compares the value of $100 invested on August 3, 1998 in the Company's common stock, the Russell 2000 index and a Peer Group Index consisting of the common stocks issued by four companies selected by management. The Russell 2000 Index represents a broad market group which management believes more nearly represents the Company's market capitalization than the NASDAQ Composite Index in which the Company participates. The Peer Group was chosen as the nearest practicable representative peer group of companies that meet Securities and Exchange Commission requirements. However, management believes that the Company's mix of products and services over the period represented was unique in the heavy construction industry, with no other publicly traded company being truly comparable.

[chart not shown on EDGAR]

          year ended July 31:
                      1998    1999     2000     2001     2002     2003
Williams Industries   100    85.51    62.63    89.24   102.97    83.52
Peer Group Index      100    73.47    58.56    90.33    51.74    72.07
Russell 2000 Index    100   107.58   121.11   117.28    94.63   115.16

The broad market index chosen was:        The peer group was made
     Russell 2000 Index                   up of the following companies:
                                               Granite Construction Inc.
The peer group chosen was:                     Meadow Valley Corp.
     Customer selected stock list              Perini Corp.
                                               Schuff International, Inc.



                           SHAREHOLDER PROPOSALS

Any shareholder of the Company who wishes to present a proposal to be considered at the next Annual Meeting of Shareholders and who wishes to have the proposal presented in the Company's Proxy Statement for such meeting must deliver such proposal in writing to the Company's principal executive offices
not later than June 12, 2004.   If the shareholder does not want the proposal
presented in the Company's proxy, the Company's By-Laws provide that a proposal for consideration at the annual meeting must be submitted to the Company by written notice at least sixty days prior to the anniversary date of the preceding meeting or not later than September 9, 2004.


                              MISCELLANEOUS

The management of the Company knows of no matters to be presented at the meeting other than the election of directors and the ratification of the director's equity compensation plan. However, if other matters come before the meeting, it is the intention of the persons named in the accompanying proxy to vote the proxy in accordance with their judgments on such matters, and discretionary authority to do so is included in the proxy.





     AT THE WRITTEN REQUEST OF ANY RECORD HOLDER OF THE COMMON STOCK ON THE RECORD DATE, SEPTEMBER 19, 2003, OR OF ANY BENEFICIAL HOLDER OF SUCH SHARES ON SUCH DATE WHO MAKES A GOOD FAITH REPRESENTATION THAT SUCH SHAREHOLDER WAS SUCH A BENEFICIAL HOLDER, THE COMPANY WILL SUPPLY TO SUCH A SHAREHOLDER A COPY OF THE COMPANY'S FORM 10-K FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR THE FISCAL YEAR ENDED JULY 31, 2003. PLEASE ADDRESS ALL REQUESTS TO WILLIAMS INDUSTRIES, INCORPORATED, P.O. BOX 1770, MANASSAS, VIRGINIA 20108.

FOLD AND DETACH HERE
WILLIAMS INDUSTRIES, INCORPORATED
8624 J.D. Reading Drive
Manassas, Virginia 20109
This proxy is solicited on behalf of the Board of Directors

The undersigned hereby appoints R. Bentley Offutt and William J. Sim as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all shares of common stock of Williams Industries, Incorporated held of record by the undersigned on September 19, 2003 at the Annual Meeting of Shareholders to be held on November 8, 2003.

1. ELECTION OF DIRECTORS:
FOR all nominees listed below (except as marked to the contrary below) WITHHOLD AUTHORITY to vote for all nominees listed below:

Stephen N. Ashman, Thomas C. Mitchell, R. Bentley Offutt,
William J. Sim, Frank E. Williams, Jr., Frank E. Williams, III, John A. Yerrick (INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)


2.  ADOPTION OF AN EQUITY COMPENSATION PLAN FOR DIRECTORS
    INSTRUCTION:  Circle "Yes" if in favor of the plan.
                  Circle "No" if opposed to the plan.

                        YES               NO


3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.



_____________________________________________________________________________

This proxy, when properly executed will be voted in the manner directed herein by the undersigned shareholder(s). If no direction is made, this proxy will be voted FOR Proposal 1 and YES for Proposal 2.

FOLD AND DETACH HERE
Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.
Please mark, sign, date and return the proxy card promptly using the enclosed envelope.


Dated: ___________________________________________, 2003

Signature:

Signature if jointly held: